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                                                                    Exhibit 10.2


                             INTERNET CAPITAL GROUP


July 31, 1997

Mark L. Walsh
5212 Dorset Avenue
Chevy Chase, MD  20815

Dear Mark:

     I enjoyed our conversation Monday. There certainly seemed to be a meeting of the minds among all of us regarding VerticalNet and the opportunity before us. I am not sure if the stars are aligned but the timing of our search and your departure at AOL seem to be coinciding at an opportune time. VerticalNet has the ability to build a truly unique brand on the Internet. I know all of us including Mike and Mike feel that you have the ability to lead the company forward, establishing the brand, developing strategy as well as articulating the vision!

     Below is an outline of our offer. It is contingent on finishing a couple of key references, but I wanted you to have it before you left for vacation. Please feel free to call me if you have any questions.

 .    Title: Your title will be President and Chief Executive Officer of
     VerticalNet.

 .    Salary: VerticalNet will pay you a base of $200,000 and a bonus of $100,000 a year based on performance. Further, VerticalNet will guarantee your bonus for 1997, pro rated for the actual number of months of your employment. For example, if your employment begins on August 1, your bonus will be 5/12 of $100,000 or $41,667.

 .    Stock Options:  VerticalNet will grant you stock options for six percent of the company. These stock options will be priced at $.39 a share and will vest upon an IPO. Absent an IPO, the options should vest over 4 years (25% a year) in accordance with the stock option plan in place at VerticalNet.

     VerticalNet will provide anti-dilution protection through the next round (the third) round of financing. Upon the third round of financing ($3 to $6 million), we will issue additional options to you to keep you at the six percent level. We expect this third round of financing will take us to the IPO process, after this round the options would dilute pro rata with everyone else.

 .    Relocation: We understand for the first nine to twelve months you will commute to Horsham, PA from Washington, D.C. During that period, the management team and the
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     board will determine the best location for the business. If the board determines it is best to keep the company in its current location or move it somewhere other than Washington, D.C., we agree to pay your reasonable and customary relocation expenses.

 .    Severance: We will guarantee you one year of severance (your base salary), if your employment is terminated for other than cause.

 .    Benefits: You will receive the healthcare benefits that are currently offered by VerticalNet. If your personal circumstances dictates additional coverage, we will explore the various options together.

 .    Capital Commitment: On June 6, Internet Capital Group made a follow on investment of $2 million in VerticalNet. Internet Capital Group will use its best efforts to ensure that adequate capital resources (in a third round of financing between $3 to $6 million) are available for the growth and development of VerticalNet. It is anticipated Internet Capital Group will provide a significant portion of this financing.

     Mark, we believe that VerticalNet represents a tremendous opportunity to build a truly unique brand and business on the Internet. The combination of Internet Capital's partners and resources, the VerticalNet platform and your talents and experiences creates a very strong team. I hope you have had success contacting our references. Let's plan to talk sometime next week.

Have a great vacation.

Sincerely,

/s/ Walter Buckley                  /s/ Mark L. Walsh
-----------------------             ------------------------
Walter Buckley                      Mark L. Walsh
President & CEO



                   EFFECTIVE STARTING DATE: AUGUST 25, 1997